Contact: Dennis Zember
(404) 760-7707

FOR IMMEDIATE RELEASE

Flag Financial Corporation Reports First Quarter Earnings
And Placement of Trust Preferred Securities

Atlanta, Ga. (April 15, 2004) – Flag Financial Corporation (Nasdaq: FLAG) today announced earnings for the first quarter of 2004 of $2,096,000 or $0.23 per diluted share, compared to $1,507,000 or $0.17 per diluted share for the first quarter of 2003.

Components of First Quarter Earnings
Included in Flag Financial Corporation’s 2004 earnings is an after-tax gain on the sale of its Thomaston, Georgia branch of approximately $1.47 million. This branch sale included approximately $35 million in deposits and $16 million in loans. In addition to the one-time gain, Flag Financial had other charges to earnings including credit-related charges of approximately $376,000 after tax and a charge relating to its benefit plans of approximately $234,000 after tax.

Growth In Net Interest Income
For the first quarter of 2004, Flag Financial’s net interest income grew 14.3% to $7.1 million compared to the results of the first quarter of 2003. This improvement in net interest income results from growth in average earning assets of 12.5% during the period, as well as a continued shift in the source of funding from higher-priced time deposits to demand deposits (interest bearing and non-interest bearing). Flag Financial’s demand deposits increased 28.3%, from $251.5 million at March 31, 2003 to $322.6 million at March 31, 2004. This trend helped facilitate a 21% decrease in the company’s overall cost of funds from 2.01% to 1.59%. Net interest margin increased slightly from 4.36% in the first quarter of 2003 to 4.40% in the first quarter of 2004.

Credit Quality Summary
Flag Financial Corporation’s credit-related charges of approximately $376,000 included an after-tax provision for loan losses of $214,000 and an after-tax write-down in other real estate of $162,000. These charges centered around non-performing assets, as well as loans returned in the recent branch sale, and positions the company to continue the improving trends in asset quality. Non-performing assets at March 31, 2004 were 0.99% of total assets, an improvement from 1.06% at December 31, 2003 and 1.74% at March 31, 2003. The allowance for loan losses as a percentage of loans outstanding at March 31, 2004 was 1.48% compared to 1.71% at March 31, 2003.

Issuance of Trust Preferred Securities
Also today, Flag Financial completed the sale of $14,000,000 of Flag Financial Corporation Statutory Trust I floating-rate trust preferred securities (“securities”) maturing in April 2034. Flag Financial intends to use the majority of the proceeds as capital for continued growth in metro Atlanta.

Flag Financial Corporation is a bank holding company whose wholly owned subsidiary is Flag Bank. The Flag Financial franchise consists of 20 offices, including 14 full-service banking offices and four mortgage/loan production offices, in 11 counties in Georgia. Flag Financial's common stock is traded on the Nasdaq Stock Market under the ticker symbol "FLAG."
Flag Financial from time to time becomes aware of rumors concerning its business, prospects and results of operations. As a matter of policy, Flag Financial does not comment on rumors. Investors are cautioned that in this age of instant communication and Internet access, it may be important to avoid relying on rumors and other unsubstantiated information. Flag Financial complies with federal and state laws applicable to the disclosure of information concerning its business, prospects and results of operations. Investors may be at significant risk in relying on unsubstantiated information from other sources

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Flag Financial Corporation
Financial summary
Dollars in thousands except per share information
Unaudited

	March 31, 2004	March 31, 2003

Interest income	$9,674	$9,081
Interest expense	2,541	2,843

Net interest income	7,133	6,238
Provision for loan losses	720	256

Net interest income after
provision for loan losses	6,413	5,982
Non-interest income	4,692	2,453
Non-interest expense	7,988	6,289

Income before taxes	3,117	2,146
Provision for income taxes	1,021	639

Net income	$2,096	$1,507

Basic earnings per share	$0.25	$0.18
Diluted earnings per share	$0.23	$0.17

Net interest margin	4.40%	4.36%
Yield on earning assets	5.96%	6.35%
Cost of funds	1.59%	2.01%
Efficiency ratio	67.33%	72.35%
Net overhead ratio	1.87%	2.39%

Return on average assets	1.19%	0.95%
Return on average equity	12.68%	9.94%

Quarter Ending Balances

Total assets	$684,823	$648,316
Earnings assets	633,450	587,052
Gross loans outstanding	478,038	375,056
Deposits	548,467	520,561
Shareholders’ equity	66,623	61,974

Quarterly Averages

Total assets	$706,763	$640,775
Earnings assets	652,312	580,076
Gross loans outstanding	485,528	384,684
Deposits	577,212	514,008
Shareholders’ equity	66,093	$61,518

FTEs at quarter end	231	242
Total assets per FTE	$2,964	$2,679
Earning assets to total assets	92.5%	90.6%
Gross loans to total deposits	87.2%	72.0%
Demand deposits to total deposits	58.8%	48.3%
CDs to total deposits	37.1%	46.8%

Book value at quarter end	$7.81	$7.36
Tangible book value at quarter end	$6.06	$5.67